CANCELLATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of April, 2009 (the “Cancellation Date”) by and between MCINTOSH STATE BANK (the “Bank”); and THURMAN L. WILLIS, a resident of the State of Georgia (the “Executive”).

Recitals:

The Bank and the Executive are parties to that certain Salary Continuation Agreement dated October 1, 1999, as amended by the First Amendment thereto dated December 19, 2002 and the Second Amendment thereto dated January 10, 2007 (the “Deferred Compensation Agreement”).

The Bank and the Executive desire to cancel the Deferred Compensation Agreement to improve the capital position of the Bank and to enhance the prospects of the Bank in the face of its current financial challenges.

The Bank and the Executive acknowledge that the goal of improving the Bank’s financial position is in the best interest of both parties.

For and in consideration of the recitals set forth above and the mutual agreements set forth below, the parties hereto agree as follows:

Statement of Agreement:

1           Cancellation of Deferred Compensation Agreement.  This Agreement extinguishes the Deferred Compensation Agreement and all of the Executive’s rights thereunder effective as of the Cancellation Date.  The cancellation is made pursuant to Section 7.2 of the Deferred Compensation Agreement; provided, however, the Executive further acknowledges and agrees that Section 7.2 is hereby amended, effective immediately prior to the Cancellation Date, to eliminate any obligation of the Bank to distribute to the Executive or any other party any benefit obligations accrued under the Deferred Compensation Agreement as of the effective date of termination (or at any time thereafter).

3.           Further Acknowledgements.  The Executive acknowledges that the Bank shall have obligations to the Executive or any other party under the terms of the Deferred Compensation Agreement which survive its cancellation.  The Executive further acknowledges that the Executive has had an opportunity to review documents, consult with counsel and make inquiries of Bank representatives prior to entering into this Agreement and is entering into this Agreement of the Executive’s own free will.

4.           Governing Laws.  This Agreement shall be construed, administered and enforced according to the laws of the State of Georgia, to the extent not preempted by federal law.

5.           Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

6.           Entire Agreement.  This Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.  As of the Cancellation Date, the Deferred Compensation Agreement shall become null and void.

7.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the 28th day of April, 2009.

MCINTOSH STATE BANK

By: /s/William K. Malone

Title: Chief Executive Officer

EXECUTIVE:

/s/ Thurman L. Willis
Thurman L. Willis